Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company) Ticker: MSA (NYSE) Contact: Mark Deasy – (724) 741-8570

FOR IMMEDIATE RELEASE

MSA to Sell North America Ballistic Helmet Business

PITTSBURGH, March 23, 2012 – MSA (NYSE: MSA) of Pittsburgh, Pa., the leading global manufacturer of safety equipment for worker and facility protection, today announced it has signed a non-binding letter of intent to sell its North America ballistic helmet business. Terms of the deal and the potential purchaser’s name are not being disclosed. MSA expects to complete the transaction within the next 45 days.

The potential sale of this business is something the company has been considering for some time, said Joseph A. Bigler, President for MSA North America. “The decision to move in this direction came down to two factors: alignment with MSA’s long-term business strategy, and pursuing a course of action that provides our associates who work on our North American ballistic helmet line the best opportunity for future success,” Mr. Bigler said.

MSA entered the ballistic helmet market in 2003 following the company’s 2002 acquisition of French helmet manufacturer CFG Gallet, and subsequent contract awards from the U.S. Army to produce Advanced Combat Helmets (ACH), the current standard of issue for the U.S. Army. The company currently manufactures ballistic helmets at its Newport, Vermont manufacturing plant, which employs approximately 40 people.

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Over the past five years MSA’s product strategy has increasingly focused on its “core” safety equipment product lines where the company has strong expertise, global R&D resources and vast market presence. MSA’s core product focus emphasizes industrial head protection, respiratory protective equipment, fall protection products, portable gas detection instruments and sensors, and fixed gas- and flame-detection systems.

“The competitive landscape for ballistic helmets has undergone tremendous change over the past several years, with multiple suppliers now intensely competing with MSA for this business,” Mr. Bigler said. “Quite simply, the manufacture of ballistic helmets for North American customers has become an increasingly challenging business for MSA and this drove our decision to explore alternative strategies for the business.”

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic helmets, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products will soon be marketed and sold under the Safety Works brand. (More information on Safety Works products is available at www.SafetyWorks.com.) MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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